UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 9, 2008

CYTOGEN CORPORATION
________________________________________
(Exact Name of Registrant as Specified in Charter)

Delaware	000-14879	22-2322400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 College Road East, Suite 3100, Princeton, NJ	08540
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 750-8200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 10, 2008, Cytogen Corporation (the “Company”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with EUSA Pharma, Inc., a Delaware corporation (“EUSA”), and EUSA Pharma (USA), Inc., a Delaware corporation and wholly-owned subsidiary of EUSA.  In addition to the parties’ entrance into the Merger Agreement, the Company entered into a sublicense agreement for the European and Asian rights to the Company’s CAPHASOL® product with EUSA Pharma (Europe) Limited, an affiliate of EUSA, dated as of March 10, 2008 (the “Sublicense Agreement”).  Pursuant to the Product License and Assignment Agreement among the Company, InPharma AS and InPharma, Inc. (collectively, “InPharma”), dated as of October 11, 2006, as amended August 30, 2007 and February 14, 2008 (the “License Agreement”), the Company was granted the option to sublicense the European and Asian rights to CAPHASOL.  In order to exercise this option, the Company is required to pay InPharma an upfront payment of $5 million as well as three additional one-time payments of $5 million due on the later of (i) each of the first, second and third anniversaries of the exercise date of the option and (ii) April 1 in the calendar year in which each such anniversary occurs; provided however, such additional one-time payments are subject to reduction in the event there is a launch of a generic CAPHASOL or CalPhos Mouth Rinse during such three-year period.  Under the terms of the Sublicense Agreement, which became effective on March 17, 2008, the date that the Company filed its preliminary Proxy Statement concerning the Merger Agreement with the Securities and Exchange Commission, EUSA is required pay the Company a one-time payment of $10 million, $5 million of which will be used by the Company to exercise its option to the European and Asian rights to CAPHASOL and $5 million of which will be used for general working capital of the Company.

In order to sublicense its European and Asian rights to CAPHASOL, a predecessor agreement to the License Agreement requires the Company to receive the prior written consent of the original licensors of CAPHASOL (the “Licensors”).  On April 9, 2008, the Licensors executed formal consents to the Sublicense Agreement.  At that time, EUSA became obligated to pay $10 million pursuant to the terms of the Sublicense Agreement.  On April 11, 2008, EUSA transferred $5 million in immediately available funds to both the Company and InPharma in connection with the exercise of the Company’s option.  In the event that the Merger Agreement is terminated due to the consummation of a superior proposal, as defined in the Merger Agreement, or a financing or asset sale without EUSA's approval which is deemed to be a breach by the Company under the covenants of the Merger Agreement, EUSA will return to us the rights granted under the Sublicense Agreement and we will pay EUSA $10 million plus interest calculated at 4% per annum for either (i) the period of time between the effective date and the closing of the superior proposal, or (ii) the period of time between the termination of the Merger Agreement and the closing of the financing or asset sale, as applicable.

The Company did not previously file the February 14, 2008 amendment to the License Agreement nor the Sublicense Agreement, as it did not believe that these agreements were material to the Company’s business until the Company decided to exercise the option thereunder and it received the Licensors’ consent to the Sublicense Agreement.  Now that all of the conditions to effect the Sublicense Agreement have been met, the Company intends to file these agreements as exhibits to a Quarterly Report on Form 10-Q for the appropriate period, or earlier on a subsequent Form 8-K.

The information contained in this Current Report on Form 8-K is provided for informational purposes only.  The Company is not soliciting proxies in connection with the matters described in this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOGEN CORPORATION

By:	/s/ Kevin J. Bratton
Kevin J. Bratton
Senior Vice President, Finance and Chief Financial Officer

Dated:   April 14, 2008